Exhibit 5



                                                                 January 2, 1997


Valley Resources, Inc.
1595 Mendon Road
P. O. Box 7900
Cumberland, RI  02864-0700

Ladies and Gentlemen:

     This opinion is furnished in connection with the filing by Valley Resources, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") registering under the Securities Act of 1933, as amended, interests in the Valley Resources, Inc. 401(k) Employee Stock Ownership Plan (the "Plan") and the shares of Common Stock to be issued pursuant thereto.

     As counsel for the Company, we participated in the preparation of the Registration Statement and have examined such other certificates and documents as we deemed necessary or appropriate for the purposes of this opinion.

     Based upon the foregoing, we are of the opinion that the shares of Common Stock being registered by the Registration Statement, when issued and paid for as contemplated by the Plan, will be validly issued, fully paid and non-assessable.

     We hereby consent to any references to our firm in the Registration Statement.
                                        Very truly yours,

                                        EDWARDS & ANGELL



                                        By   S/Christine M. Marx
                                             Christine M. Marx, Partner